B4MC Gold Mines, Inc.

3651 LINDELL RD., SUITE D565

LAS VEGAS, NV 89103

(424) 256-8560 • (310) 388-0582 (fax)

December 20, 2016

Gutami Holding BV

Koornbeursweg 67-1

8442 DJ Heerenveen

The Netherlands

Attn: Gerben Pek, CEO

Re:	Reverse Acquisition of the Outstanding Shares of a Company to be Formed and which will own the Capital Stock of Certain Subsidiaries of Gutami Holding BV

Ladies and Gentlemen:

This letter will confirm that B4MC Gold Mines, Inc., a Nevada corporation (“Buyer”), is interested in acquiring by reverse acquisition all the outstanding capital stock (the “Company Shares”) of a wholly owned subsidiary to be formed (the “Company”) of Gutami Holding BV (the “Seller”). Prior to the Closing referred to below, the Company shall own 100% of the outstanding capital stock of (1) certain subsidiaries to be formed in connection with the Seller’s solar and wind power development projects currently in the planning stage in the Netherlands and elsewhere and (2) all other rights to renewable energy projects to be developed in the future, it being the intent of the Seller to transfer its global solar and wind energy development business to the Company, excluding only its interests in projects already completed. The Seller, the Company and each of the Acquired Companies is or will be a private company organized in The Netherlands. In this letter (a) the Company and its subsidiaries are called the “Acquired Companies,” and (b) Buyer’s possible acquisition of the Company Shares (or other acquisition of the Company) is sometimes called the “Proposed Transaction.”

PART I.
NONBINDING PROVISIONS

The parties wish to commence negotiating a definitive written acquisition agreement providing for the Proposed Transaction (a “Definitive Agreement”). To facilitate the negotiation of a Definitive Agreement, the parties request that Buyer prepare an initial draft. The execution of any Definitive Agreement would be subject to the satisfactory completion of Seller’s due diligence investigation of Buyer and Buyer’s ongoing due diligence investigation of the Acquired Companies’ business, and would also be subject to approval by both Buyer’s and the Seller’s boards of directors.

Based upon the information currently known to Buyer, it is proposed that the Definitive Agreement would include the following terms:

Section 1.01 Basic Transaction. Seller will sell all the Company Shares to Buyer at the price (the “Purchase Price”) set forth in Section 1.02 at the closing of the Proposed Transaction (the “Closing”), which is expected to be no later than April 30, 2017. Simultaneously with the Closing, (a) the board of directors of Buyer will be reconstituted so that a majority of the members shall be nominees of Seller and (b) the executive officers of the Seller shall be appointed to similar offices of Buyer. At the option of the Seller and the Company, Bennett Yankowitz would stay on as interim General Counsel and a director for a time period to be specified.

Section 1.02 Purchase Price; Options.

(a)       The Purchase Price will be 53,172,680 shares of common stock of the Buyer (“BFMC Shares”), which will constitute 90.0% of the total number of outstanding BFMC Shares at Closing, on a fully diluted basis, as further described in the table attached to this letter as Exhibit A.

(b)       To the extent that the Company or any other Acquired Company has any outstanding options, warrants, or securities convertible into any class of equity securities of either Company or any Acquired Company (“Derivative Securities”), either (i) such Derivative Securities shall be converted to shares of common stock prior to the Closing, in which case they will constitute Company Shares and the holders thereof will be entitled to their pro rata share of the Purchase Price, or (b) will be exchanged at Closing for Derivative Securities of Buyer having the same general terms, subject to exchange procedures to be set forth in the Definitive Agreement.

Section 1.03 Audited Financial Statements. The Closing will be subject to the condition that the Seller shall have provided to Buyer audited financial statements of the Company and, if required in connection with the required filings with the SEC described below, of each other Acquired Company, for the fiscal years ended December 31, 2015 and 2016 and, if the Closing does not occur prior to May 15, 2017, unaudited financial statements for the fiscal quarters ended March 31, 2016 and 2017, in each case prepared in accordance with generally accepted accounting principles in the U.S., including the footnotes thereto (“GAAP”), and in such form as will enable Buyer’s independent registered public accounting firm to audit the financial statements of the Company and pro forma financial statements at Closing of Buyer, and as will enable Buyer to prepare audited financial statements in the form required in connection with Buyer’s filing requirements with the U.S. Securities and Exchange Commission (the “SEC”) in respect of the Proposed Transaction. Seller shall be responsible for the costs of preparing such auditing financial statements in accordance with GAAP, as described above, and Buyer will be responsible for the costs of its auditors and consultants in connection with Buyer’s financial statements, the pro forma financial statements and preparation of the associated filings with the SEC, including a “Super 8-K” with respect to the Proposed Transaction.

Section 1.04 Other Terms.

(a)       Seller will make comprehensive representations and warranties to Buyer and will provide comprehensive covenants, indemnities, and other protections for the benefit of Buyer. The consummation of the Proposed Transaction by Buyer will be subject to the satisfaction of various conditions required to be satisfied prior to Closing, which will include, but not be limited to, the following:

(i)       Seller will own 100% of the outstanding capital stock of the Company, and the Company Shares will be free and clear of all liens and encumbrances; and the Company will own 100% of the outstanding capital stock of each other Acquired Company;

(ii)       There will have been no material adverse change in the business or financial condition of any Acquired Company;

(iii)       Between the date of the Definitive Agreement and the Closing, Seller will cause the Acquired Companies to operate their business in the ordinary course and to refrain from any extraordinary transactions;

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(iv)       The truth and accuracy of the representations and warranties of Seller set forth in the Definitive Agreement;

(v)       Seller will have performed or complied in all material respects with all agreements required by the Definitive Agreement to be performed or complied with by him; and

(vi)       Such other conditions as are customary in transactions of this type.

(b)       Buyer will make comprehensive representations and warranties to Seller and will provide comprehensive covenants, indemnities, and other protections for the benefit of Seller. The consummation of the Proposed Transaction by Seller will be subject to the satisfaction of various conditions required to be satisfied prior to Closing, which will include, but not be limited to, the following:

(i)       Buyer shall have closed the “Pre-RTO” private placement of its common shares, as described in Exhibit A;

(ii)       There will have been no material adverse change in the business or financial condition of Buyer;

(iii)       Between the date of the Definitive Agreement and the Closing, Buyer will operate its business in the ordinary course and to refrain from any extraordinary transactions;

(iv)       The truth and accuracy of the representations and warranties of Buyer set forth in the Definitive Agreement;

(v)       Buyer will have performed or complied in all material respects with all agreements required by the Definitive Agreement to be performed or complied with by it; and

(vi)       Such other conditions as are customary in transactions of this type.

(c)       Buyer and Seller shall use commercially reasonable efforts to prepare a bond offering by a special purpose subsidiary of Buyer incorporated in Luxembourg of approximately €45.0 million, to be secured by certain of the Company’s assets and issued in a private placement by Investor Luxembourg.

Section 1.05 Post-Closing Sales of BFMC Shares.

(a)       At Closing, each principal shareholder of Buyer (including Seller) shall enter into a lock-up agreement with Buyer providing that (i) such shareholder shall not sell or transfer any BFMC Shares for a period to be specified in the Definitive Agreement following the Closing and (ii) thereafter such shareholder shall only sell BFMC Shares in such amounts per fiscal quarter as set forth in his or her lock-up agreement.

(b)       Buyer will use commercially reasonable efforts to file with the SEC within 60 days after Closing a registration statement on Form S-1 under the Securities Act of 1933 (the “Securities Act”) covering resales of restricted BFMC shares held by existing shareholders of Buyer.

(c)       At Closing, Buyer shall adopt procedures for “insiders” wishing to sell restricted BFMC Shares, including compliance with Rule 144 under the Securities Act and Rule 10b-18 under the Securities Exchange Act of 1934.

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(d)       At Closing, Buyer and Seller will reaffirm Buyer’s existing financial advisory contract with PacificWave Partners Limited, with the goal of raising a subsequent round of equity financing, at prices and on terms as Buyer and PacificWave Partners Limited shall mutually agree.

Section 1.06 Tax Structure. The Proposed Transaction will be structured for U.S. Federal income tax purposes either as a tax-free “A reorganization” (i.e., a reverse subsidiary merger) or a tax-free “B reorganization” (i.e., a share-for-share exchange), as mutually agreed by Buyer and Seller.

PART II.
BINDING PROVISIONS

The parties, intending to be legally bound, agree to the following legally enforceable sections of this letter. (The provisions of this Part II are referred to herein as the “Binding Provisions.”)

Section 2.01 Access.

(a)       Seller will cause the Acquired Companies to afford Buyer and its duly authorized auditors, accountants, attorneys and other representatives full and free access to each Acquired Company, its personnel, properties, contracts, books and records, and all other documents and data, subject to the confidentiality provisions set forth in Section 2.04. Upon execution of this letter, Seller will establish an electronic due diligence room containing all of its material contracts and documents, which it will make accessible to Buyer and its representatives.

(b)       Buyer will afford Seller and its duly authorized auditors, accountants, attorneys and other representatives full and free access to each Acquired Company and its respective personnel, properties, contracts, books and records, and all other documents and data, subject to the confidentiality provisions set forth in Section 2.04. Upon execution of this letter, Buyer will establish an electronic due diligence room containing all of its material contracts and documents, which it will make accessible to Seller and its representatives.

Section 2.02 Exclusive Dealing

(a)       Seller will not, and will cause the Acquired Companies not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Company Shares or the Acquired Companies, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

(b)       Seller will immediately notify Buyer regarding any contact between any Seller, any Acquired Company, or their respective representatives and any other person regarding any such offer or proposal or any related inquiry and if made in writing furnish a copy thereof.

(c)       Buyer will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of any securities of any other corporation or entity, or its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

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(d)       Buyer will immediately notify Seller regarding any contact between Buyer or any of its representatives and any other person regarding any such offer or proposal or any related inquiry and if made in writing furnish a copy thereof.

Section 2.03 Conduct of Business. Seller shall cause the Acquired Companies to operate in the ordinary course and to refrain from any transactions outside the ordinary course of business.

Section 2.04 Confidentiality. Except as and to the extent required by law, Buyer and Seller will not disclose or use, and will direct their respective officers, directors, employees, consultants, accountants, attorneys and agents (“Representatives”) not to disclose or use, to the detriment of the other, any Confidential Information (as defined below) with respect to the Possible Transaction furnished, or to be furnished, by Buyer or Seller or their Representatives at any time or in any manner other than in connection with its evaluation of the Possible Transaction. For purposes of this paragraph, “Confidential Information” means any information stamped “confidential” or identified in writing as such by any party promptly following its disclosure, unless (i) such information is already known to another party or its Representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such other party or its Representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Possible Transaction or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of any party, the other parties will promptly return or destroy any Confidential Information in their possession and certify in writing to the other party that they have done so.

Section 2.05 Hart-Scott-Rodino. Buyer and Seller shall proceed, as promptly as is reasonably practical, to prepare and to file any notifications required by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”). (At this time Buyer anticipates that no such filings will in fact be required.)

Section 2.06 Commitment Fee. As a condition precedent to its effectiveness, as consideration for Buyer’s agreements contained in this letter (including without limitation Section 2.02(c)), Seller shall pay Buyer a commitment fee of $50,000, payable by wire transfer of overnight funds to Buyer no later than January 15, 2017.

Section 2.07 Costs. Except as otherwise set forth in Section 1.03 and the corresponding provisions of the Definitive Agreement, Buyer and Seller will be responsible for and bear all of their respective costs and expenses (including any broker’s or finder’s fees and the expenses of their representatives) incurred at any time in connection with pursuing or consummating the Proposed Transaction. Notwithstanding the preceding sentence, Buyer will pay one-half and Seller will pay one-half of any HSR Act filing fees, subject to the total cost being approved by both parties in advance.

Section 2.08 Termination. The Binding Provisions will automatically terminate upon the earliest of the following (the “Termination Date”): (i) April 30, 2017, (ii) execution of the Definitive Agreement by all parties, (iii) the mutual written agreement of Buyer and Seller, or (iv) written notice of termination by Buyer or Seller, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations under this letter, except that Section 2.04 will survive such termination.

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Section 2.09 Effect of Letter. The provisions of Article I of this letter are intended only as an expression of interest on behalf of Buyer and Seller, are not intended to be legally binding on any party or Acquired Company, and are expressly subject to the negotiation and execution of an appropriate Definitive Agreement. In addition, nothing in this letter should be construed as an offer or commitment on the part of Buyer or Seller to submit a definitive proposal. Except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Proposed Transaction, or relating to the negotiation of the terms of the Proposed Transaction or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the parties or any of the Acquired Companies.

Section 2.10 Miscellaneous

(a)       Entire Agreement. The Binding Provisions supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b)       Modification. The letter may only be amended, supplemented, or otherwise modified by a writing executed by the parties.

(c)       Governing Law. All matters relating to or arising out of a Proposed Transaction and the rights of the parties (sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of Great Britain, without regard to conflicts of laws principles that would require the application of any other law.

(d)       Jurisdiction; Service of Process. If disputes between the parties cannot be amicably settled by the parties through negotiations between themselves, the parties shall seek settlement of that dispute by mediation in accordance with the Mediation Rules of the London Court of International Arbitration Centre (“LCIA”), which rules are deemed to be incorporated by reference to this clause. If the dispute is not settled by mediation within thirty (30) days of the commencement of the mediation, or such further period as the parties shall agree in writing, then the dispute shall be referred to and finally resolved by arbitration under the Arbitration Rules of the LCIA Arbitration Centre (the “Rules”), which Rules are deemed to be incorporated by reference to this Section 2.10(d). The language to be used in the arbitration shall be English. In any arbitration commenced pursuant to this Section 2.10(d), the number of arbitrators shall be one (1) and the arbitration shall be conducted in London. The parties agree that the award of the arbitration in accordance with the above shall be binding on all parties.

(e)       Counterparts. This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties. A manual signature on this letter whose image shall have been transmitted electronically will constitute an original signature for all purposes. The delivery of copies of this letter, including executed signature pages, by electronic transmission will constitute effective delivery of this letter for all purposes.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our understanding with respect to its subject matter and a binding agreement with respect to the Binding Provisions.

[Signature Page Follows]

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Very truly yours,
B4MC Gold Mines, Inc.

By:	/s/ Bennett J. Yankowitz
Bennett J. Yankowitz, President

Agreed to as to the Binding Provisions on December 19, 2016:

Gutami Holding BV

By:	/s/ Gerben Pek
Gerben Pek, CEO

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Exhibit A

Proposed Transaction

Pro Forma BFMC Capitalization	No. of shares	%
Restricted Shares Outstanding	5,502,000	9.3%
Public Shareholders (float)	165,485	0.3%
Subtotal	5,667,485	9.6%
Pre-RTO Private Placement (1)	250,000	0.4%
Shares prior to closing	5,917,485	10.0%
GutamiHolding B V	53,172,680	90.0%
Total outstanding after RTO	59,090,165	100.0%

(1)	250,000 shares @ $1.00 ($250,000 total).